Exhibit 10.39

PURCHASE CONTRACT

(Cureton – Tracts 1, 2, 3 & Outparcels 1, 3, 4)

THIS PURCHASE CONTRACT (this “Contract”), is entered into as of the Effective Date (as hereinafter defined) by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Seller”), and THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company (“Purchaser”).

Recitals

Seller is the owner in fee simple of the REO Property (as hereinafter defined).

Seller desires to sell and Purchaser desires to purchase, Seller’s interest in the REO Property, subject to all of the terms and conditions of this Contract.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by Seller and Purchaser, and in consideration of the above recitals and the mutual covenants set forth in this Contract, the parties hereto agree as follows:

1.	Incorporation of Recitals; Certain Definitions

Each of the Recitals set forth above are hereby incorporated herein by this reference. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in Exhibit A attached to this Contract and hereby incorporated herein by this reference.

2.	Sale and Purchase

(a)	Seller agrees to sell, convey, and assign to Purchaser, without recourse and without representation or warranty except as expressly set forth herein, and Purchaser agrees to purchase and accept from Seller, for the Purchase Price (as hereinafter defined) on and subject to the terms and conditions set forth in this Contract, the REO Property.

(b)	It is the intention of the parties hereto that the REO Property shall be sold by Seller and purchased by Purchaser at Closing, pursuant to and in accordance with the terms and provisions of this Contract. Purchaser hereby agrees and acknowledges that it shall have no right hereunder to purchase less than the entire REO Property.

3.	Purchase Price, Independent Contract Consideration, and Earnest Money

(a)	The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the REO Property is Thirteen Million Nine Hundred Fifty Thousand and 00/100 Dollars ($13,950,000.00).

(b)	The Purchase Price shall be payable in cash or via federal funds wire transfer at the Closing (as hereinafter defined).

(c)	Within one (1) Business Day after the execution and delivery of this Contract by the later party to execute and deliver this Contract, Purchaser shall deliver to Chicago Title Insurance Company, National Business Unit located in Pittsburgh, Pennsylvania (the “Escrow Agent”), to the attention of William Weinheimer, Escrow Officer, a copy of this Contract and the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Earnest Money”), to be held in escrow subject to the terms of this Contract. Escrow Agent shall deposit the Earnest Money in an account held at Wells Fargo Bank, N.A.

(d)	On or before the end of the Review Period (as hereinafter defined), Purchaser shall deliver to Escrow Agent the additional sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Additional Earnest Money”). The Earnest Money shall be increased by the amount of the Additional Earnest Money and, for all purposes hereunder, the term Earnest Money shall refer to the Earnest Money and Additional Earnest Money (if and to the extent applicable) together, totaling the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00). The Earnest Money shall include all interest earned thereon and the Earnest Money shall be invested by Escrow Agent in money market funds or other funds reasonably acceptable to Seller. Except as otherwise expressly set forth herein, the Earnest Money shall be immediately fully earned by Seller, and non-refundable to Purchaser; provided, however, that the entirety of the Earnest Money shall be applied as a credit towards payment of the Purchase Price in the event Closing occurs pursuant to and in accordance with the terms hereof. Time is of the essence with respect to Purchaser’s obligation to deposit the Earnest Money.

(e)	Purchaser shall not use the proceeds of any loan or other credit accommodation from Wells Fargo Bank, N.A., or any parent company, subsidiary or affiliate of Wells Fargo Bank, N.A., to pay all or a portion of the Earnest Money, the Purchase Price, or any other amounts payable by Purchaser to Seller under this Contract, without Seller’s prior written consent, which consent Seller shall have the right to withhold in its sole discretion.

4.	Documents Delivered to or Obtained by Purchaser; Review Period

(a)	The parties acknowledge and agree that Seller has delivered and Purchaser has received copies of those items listed on Exhibit G attached hereto (collectively the “Due Diligence Materials”) on or prior to the Effective Date. The furnishing of the Due Diligence Materials is without any representation or warranty by Seller with respect thereto, whether express or implied, or with respect to the right of Purchaser to rely on the Due Diligence Materials, all of which were prepared by third parties.

(b)	Commencing on or before the Effective Date and ending at 5:00 PM EST on November 21, 2011 (the “Review Period”), Purchaser shall have the opportunity to review the Due Diligence Materials, to enter upon the REO Property, to interview the tenants thereof (provided, however, Seller shall be offered the opportunity to have a representative present at all such interviews, provided that, in the event Seller’s representatives shall be unable to be present at the time scheduled for any such interview, Purchaser may nevertheless proceed with such interview), to obtain tenant estoppels (subject to the applicable terms hereof) and to perform such other reviews, investigations and inquiries as it deems appropriate in order to determine that the REO Property is acceptable to Purchaser in its sole discretion (collectively, the “Due Diligence”); provided, however, Purchaser shall not, without the prior written consent of Seller, in its sole discretion, make any intrusive physical testing (environmental, structural or otherwise) at the REO Property (such as soil borings, water samplings or the like), except for a certain phase I environmental site assessment that may be ordered by the Purchaser at its sole cost and expense. Furthermore, notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform a phase II environmental site assessment of the REO Property without Seller’s prior written approval, which may be withheld for any reason or no reason. Purchaser shall promptly repair any damage to the REO Property resulting from any physical testing and replace, refill and regrade any holes made in or excavations of any portion of the REO Property used for such physical testing so that the REO Property shall be in substantially the same condition that existed prior to such physical testing. Purchaser shall maintain or cause to be maintained, at Purchaser’s expense, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement, and with a combined single limit of not less than $2,000,000.00 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $2,000,000.00 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $2,000,000.00 insuring Purchaser and its affiliates, and Seller and its affiliates as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and or Purchaser’s representatives entry upon the REO Property; (ii) any physical testing or other activities conducted on the REO Property; and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser’s representatives in connection with the Due Diligence, all of which insurance shall be on an “occurrence form” and with an insurance company qualified and licensed to do business in the State, and deliver a copy of a certificate evidencing the aforementioned insurance to Seller prior to the first entry on the REO Property.

(c)

Purchaser shall have the right, on or before the expiration of the Review Period, to notify Seller of its satisfaction (same to be determined in Purchaser’s sole discretion) with the Due Diligence, in which event, the parties shall proceed to Closing (defined below), subject to and in accordance with the terms and conditions hereof. In the event that Purchaser fails to give such notice of satisfaction, this Contract shall, upon expiration of the Review Period, terminate. In addition, at any time prior to the expiration of the Review Period, Purchaser shall have the right, on notice to Seller, to terminate this Contract in Purchaser’s sole discretion, for any reason or no reason at all. In the event of any deemed termination or affirmative termination, in accordance with the foregoing, the Earnest Money shall be promptly returned to Purchaser by Escrow Agent and neither party shall have any further liability or obligation hereunder (except for any indemnification and other obligations that may survive any termination hereunder). If Purchaser timely gives such notice of satisfaction, then all of the following shall apply: (i) Purchaser shall no longer have any right to terminate this Contract (except as otherwise provided herein); (ii) Purchaser shall be bound to proceed to Closing under and subject to the terms hereof; and (iii) Purchaser shall be bound by all of its obligations under this Contract, each of which shall apply without condition or contingency.

(d)	Purchaser acknowledges and agrees that, if Purchaser timely gives such notice of satisfaction (in accordance with Section 4(c) above), Purchaser shall be deemed to have (i) had sufficient opportunity and access to the Due Diligence Materials and to the REO Property in order to conduct its Due Diligence, (ii) conducted such due diligence activities, inspections, and studies of the REO Property as it deems necessary or appropriate, and (iii) examined and investigated to its full satisfaction all facts, circumstances, and matters relating to the REO Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters of the REO Property), title and survey matters, and any other matters it deems necessary or appropriate for purposes of consummating the transactions contemplated by this Contract. The Due Diligence shall be conducted at Purchaser’s sole cost and expense.

(e)	Purchaser shall defend, indemnify, and hold harmless Seller, the members and affiliates of Seller, and the property manager, if any, of the REO Property from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to any asset or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and reasonable attorneys’ fees, resulting from the Due Diligence or the entry by Purchaser or any agent of Purchaser upon the REO Property, unless any of the same are caused by the gross negligence or willful misconduct of Seller. The provisions of this Section 4(e) shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Contract.

5.	Closing

(a)	The closing of the transaction contemplated hereby (the “Closing”) shall occur in the offices of Escrow Agent, or such other location as the parties shall mutually designate, on or before 5:00 PM EST on November 30, 2011 (the “Closing Date”). Time is of the essence with respect to the Closing Date.

(b)	At the Closing, all of the following shall occur, all of which shall be deemed concurrent conditions:

(i) Seller shall deliver or cause to be delivered to Purchaser or Escrow Agent all of the following:

(1)	A special warranty deed sufficient to transfer and convey to Purchaser fee title to the REO Property pursuant to the terms and provisions of this Contract, substantially in the form attached hereto as Exhibit C (the “Deed”);

(2)	A bill of sale, without representation or warranty, substantially in the form attached hereto as Exhibit D;

(3)	An assignment and assumption of Seller’s interest in any and all leases currently in effect with respect to the REO Property (each a “Lease” and collectively the “Leases”), substantially in the form attached hereto as Exhibit E (the “Lease Assignment”);

(4)	A general assignment and assumption substantially in the form attached hereto as Exhibit F (the “General Assignment”);

(5)	All original (or a copy thereof in the event Seller does not possess an original) leases, licenses and permits with respect to the REO Property and in the possession or control of Seller’s Representative;

(6)	A FIRPTA affidavit of an authorized officer of Seller;

(7)	Such reasonable notice of change of ownership of the REO Property to tenants and/or service providers as Purchaser shall reasonably require;

(8)	Applicable releases or satisfactions for any deeds of trust held by Seller encumbering the REO Property; and

(9)	Such other documents as Seller and Purchaser, in their reasonable discretion (consistent with the “as-is”, “where is” nature of this Agreement), deem necessary or appropriate for the legal transfer of all right, title and interest in and to the REO Property.

(ii) Purchaser shall deliver or cause to be delivered to Seller or Escrow Agent all of the following:

(1)	The Purchase Price in cash or immediately available wire transferred funds, subject to the adjustments herein called for and less the amount of the Earnest Money, which Earnest Money shall be delivered by the Escrow Agent to Seller at and upon Closing;

(2)	Evidence reasonably satisfactory to Seller that the person executing any documents at the Closing on behalf of Purchaser has full right, power, and authority to do so;

(3)	The Lease Assignment;

(4)	The General Assignment; and

(5)	Such other documents as Seller and Purchaser, in their reasonable discretion (consistent with the “as-is”, “where is” nature of this Agreement), deem necessary or appropriate for the assumption of all right, title and interest in and to the REO Property by Purchaser.

(c) At the conclusion of Closing, possession of the REO Property shall be delivered to Purchaser subject to the Permitted Exceptions.

6.	Termination, Default, and Remedies

(a)	If Purchaser breaches any of its obligations under this Contract, including, but not limited to, a failure or refusal of Purchaser to consummate the purchase of the REO Property, or any portion thereof, pursuant to this Contract at the Closing, Seller’s sole and exclusive remedy shall be to retain the Earnest Money, as full, fixed and liquidated damages, not as a penalty, the parties hereby acknowledging the difficulty of ascertaining Seller’s damages in such a circumstance and agreeing that this remedy represents a reasonable and mutual attempt by Seller and Purchaser to anticipate the consequence to Seller of such breach by Purchaser, whereupon this Contract shall terminate. Thereafter, Purchaser and Seller shall be relieved of further liability hereunder, at law or in equity, it being the agreement of the parties that Purchaser shall have no other liability or obligation for default hereunder, except for such indemnification and other obligations as may, under the terms hereof, survive termination of this Contract.

(b)

If Seller fails to consummate the sale of the REO Property pursuant to this Contract at the Closing or fails to perform any of Seller’s other obligations under this Contract either prior to or at the Closing (which failure remains uncured for ten (10) days after receipt of written notice of such default from Purchaser) for any reason other than (i) the termination of this Contract, or (ii) Purchaser’s failure to perform Purchaser’s obligations under this Contract, on or prior to the Closing Date, then Purchaser shall have the right, as its sole and exclusive remedy, to either (A) terminate this Contract by giving written notice of the termination to Seller prior to or at the Closing, whereupon the Escrow Agent shall deliver the Earnest Money to Purchaser, free of any claims by Seller, as full, fixed and liquidated damages, not as a penalty, whereupon this Contract shall terminate, the parties hereby acknowledging the difficulty of ascertaining Purchaser’s damages in such a circumstance and agreeing that this remedy represents a reasonable and mutual attempt by Seller and Purchaser to anticipate the consequence to Purchaser of Seller’s breach; or (B) pursue an action for specific performance of this Contract against Seller to consummate the sale of this REO Property pursuant to this Contract; provided, however, that Purchaser shall not be entitled to pursue any action for specific performance in the event that either of the following is applicable: (x) Seller is subject to an order or regulation of any governmental or regulatory authority having jurisdiction over Seller or any affiliate thereof that prevents such performance, or (y) such performance would result in the levy of a fine, imposition of any reserve requirement or any other action that has a material adverse effect (apart from the act of specific performance) on Seller or any affiliate by any such governmental or regulatory authority. Purchaser shall be deemed to waive any right to specific performance pursuant to clause (B) above in this Section 6(b) unless Purchaser commences any such action for specific performance within thirty (30) days following the date of the alleged default by Seller. Thereafter, Purchaser and Seller shall be relieved of further liability hereunder (except to the extent indemnification and other obligations of Purchaser and Seller survive termination), at law or in equity, it being the agreement of the parties that Seller shall have no liability or obligation for default hereunder except to the extent of the amounts set forth herein, and in no event shall Seller’s liability or responsibility for any failure, breach or default hereunder exceed the total amounts set forth herein, and in no event shall Purchaser be entitled to any other equitable remedies except as set forth herein. Notwithstanding anything to the contrary set forth herein, in the event remedy option (B) above is not an available remedy to Purchaser due to a direct act of Seller (or if either of clauses (x) or (y) above is applicable), Purchaser shall be deemed to have selected remedy option (A) set forth above as Purchaser’s sole remedy and Seller shall also reimburse Purchaser up to $50,000.00 for actual out-of-pocket costs and expenses (as evidenced by paid receipts and invoices) incurred by Purchaser in connection with this Contract.

(c)	If either Seller or Purchaser becomes entitled to the Earnest Money upon termination of this Contract in accordance with its terms, Purchaser and Seller covenant and agree to deliver a letter of instruction to the Escrow Agent directing disbursement of the Earnest Money to the party entitled thereto. If either party fails or refuses to sign or deliver such instruction letter when the other party is entitled to disbursement of the Earnest Money such party shall pay, upon the final order of a court with appropriate jurisdiction, all reasonable attorneys’ fees and expenses (including, without limitation, court costs and fees and expenses of expert witnesses and other professionals) incurred by the party so entitled to the Earnest Money in connection with the recovery of the Earnest Money. This obligation shall survive termination of this Contract.

7.	Seller’s Covenants, Agreements, Representations, and Warranties

(a)	Seller represents and warrants to Purchaser that:

(i) Seller has the right, power, legal capacity, and authority to execute and deliver this Contract and to consummate the transactions contemplated by this Contract; and

(ii) The individual or individuals executing this Contract and any and all documents contemplated hereby on behalf of Seller has or have the legal power, right, and actual authority to bind Seller to the terms and conditions contained in this Contract and in such documents.

(iii) Authority. Seller has the right to execute this Contract and to sell the REO Property in accordance herewith without obtaining the consent, approval, release, or signature of any other party. Neither the execution and delivery of this Contract nor the consummation by Seller of the transaction contemplated hereby will (i) result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it or the REO Property is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Seller or the REO Property.

(b)	Seller covenants with Purchaser as follows:

(i) Prior to Closing, Seller shall obtain all such written consents and approvals as may be necessary or required to permit Seller to perform its obligations under this Contract;

(ii) Except as may be required by law or agreed to by Purchaser, Seller agrees that from the Effective Date until Closing, Seller shall not consent to or enter into any easements, mortgages or other encumbrances upon the REO Property;

(iii) Seller shall notify Purchaser promptly upon receipt by Seller’s Representative prior to Closing of written notice of the institution or pendency of any action, suit, or proceeding against or affecting the REO Property, or relating to or arising out of the ownership of such REO Property; and

(iv) From the Effective Date until Closing or earlier termination of this Contract, Seller shall not (i) enter into, modify, or terminate any lease, license or other permission to occupy the REO Property, or (ii) permit any lease to terminate or be terminated (to the extent under the control of Seller), without Purchaser’s consent, which consent, prior to conclusion of the Review Period, shall not be unreasonably withheld by Purchaser and after the conclusion of the Review Period shall be granted or denied in Purchaser’s sole discretion.

(c)

Each of the representations, warranties and covenants made by Seller in this Section 7 hereof shall not merge into the Deed or other closing documents but shall survive Closing for a period of one hundred twenty (120) days thereafter. On the date that is exactly one hundred twenty (120) days after Closing, all such representations, warranties and covenants of Seller, including without limitation those in this Contract, shall terminate and expire and shall thereafter be of no further force or effect. If Purchaser fails to provide written notice to Seller of a breach or default with respect to any of such representations, warranties and covenants of Seller within one hundred twenty (120) days after Closing, any and all remedies of Purchaser with respect to any such breach or default on the part of Seller under any such representations, warranties or covenants, shall expire, and thereafter Purchaser shall have no other remedy or recourse against Seller whatsoever.

(d)	For purposes of this Contract and any document delivered at Closing, all references to Seller’s knowledge, including, without limitation, whenever the phrase “to Seller’s actual knowledge,” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual, personal knowledge of Seller’s Representative only, and no others, only at the times indicated, without investigation or inquiry, or obligation to make investigation or inquiry, and in no event shall the same include any knowledge imputed to Seller by any other person or entity.

(e)	Each of the representations, warranties and covenants made by Seller herein, including, without limitation, in this Section 7 hereof, is made subject to, and shall be deemed to be modified by, any information to the contrary set forth or referenced in any of the Due Diligence Materials. Purchaser shall be deemed to have knowledge of all information and circumstances set forth, described or otherwise referenced in any of the Due Diligence Materials. In no event shall Seller be deemed to be in breach of any representation, warranty or covenant made by Seller herein, including, without limitation, in this Section 7 hereof, on account of any information or circumstance of which Purchaser has knowledge on or prior to the Closing Date.

8.	Purchaser’s Covenants, Agreements, Representations, and Warranties

(a)	Purchaser hereby makes the following representations, warranties and agreements which shall have been deemed to have been made as of the Closing Date:

(i) Purchaser is acquiring the REO Property for its own account only and not for any other Person.

(ii) Purchaser has relied and shall continue to rely solely on its own investigation and other than Seller’s express representations and warranties set forth in Section 7 of this Contract, Purchaser has not relied and shall not rely upon any oral or written statements or representations made by Seller or its personnel or agents and acknowledges that no employee or representative of Seller has been authorized to make any statements or representations.

(iii) Purchaser represents that it is a knowledgeable, experienced and sophisticated Purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the REO Property.

Purchaser acknowledges that all information obtained by Purchaser has been and will be obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Materials or other such information heretofore or hereafter furnished to Purchaser, except as expressly set forth herein. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations.

(iv) Consistent with Section 12 below, Purchaser has not dealt with any broker, investment banker, agent or other person, except the Broker (as defined herein), who may be entitled to any commission or compensation in connection with the sale of the REO Property or any portion thereof.

(v) Purchaser acknowledges and agrees that, except as expressly set forth in this Contract, the REO Property is being sold on an “as is” “where is” and “with all faults” basis on the terms and conditions herein set forth. The Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the REO Property. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS CONTRACT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS CONTRACT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE REO PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS AND ACKNOWLEDGMENTS SET FORTH IN THIS CONTRACT.

(vi) Purchaser expressly agrees and acknowledges that Purchaser’s obligations hereunder are not in any way conditional upon, or qualified by, Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt, financing or equity investment or otherwise) to consummate the transactions contemplated hereby.

(vii) Purchaser represents that it has full power and authority and has taken all action necessary to authorize it to enter into and perform its obligations under this Contract and all other documents or instruments contemplated hereby. Purchaser represents and warrants that this Contract has been duly authorized, executed and delivered by Purchaser. This Contract constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser represents and warrants that the execution, delivery and performance of this Contract by Purchaser does not conflict with the organizational documents of Purchaser, or with any law, statute or regulation applicable to Purchaser, or any mortgage, indenture or other contract or agreement to which Purchaser is a party. Purchaser represents and warrants that no litigation exists against Purchaser that would have a material adverse effect on the transactions contemplated by this Contract.

(viii) Purchaser hereby agrees and acknowledges that Seller shall have no responsibility or liability to Purchaser arising out of or related to any third parties’ failure to assist or cooperate with Purchaser. In addition, Purchaser is not relying upon the continued actions or efforts of Seller or any third party in connection with its decision to purchase the REO Property. The risks attendant to the potential failure or refusal of third parties to assist or cooperate with Purchaser and/or Seller in the effective transfer and assignment of the REO Property and/or assigned rights shall be borne by Purchaser.

(ix) Purchaser shall not institute any enforcement or legal action or proceeding in the name of Seller. Purchaser shall not, except where circumstances reasonably require revealing the purchase of the REO Property from Seller, make reference to Seller or Wells Fargo Bank, N.A. in any correspondence to or discussion with any sale, rental or other disposition of the REO Property. Except as specified above, Purchaser shall not use Seller’s or Wells Fargo Bank, N.A.’s name, or any name derived therefrom or confusingly similar therewith in connection with Purchaser’s management of the REO Property. Purchaser agrees and acknowledges that there may be no adequate remedy at law for a violation of the terms of this Section, and Seller shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof. Notwithstanding the foregoing, Seller acknowledges and agrees that Purchaser shall have the right to reveal the name and identity of Seller and to file a copy of this Contract if deemed necessary by Purchaser, using good faith in making such determination, in connection with any filings Purchaser or any affiliate of Purchaser shall make with the Securities and Exchange Commission (the “SEC”) or other governmental authority.

(x) Purchaser hereby acknowledges that Purchaser has taken a recent tour and inspection of the REO Property.

(b)	Survival of Representations, Warranties and Covenants of Purchaser

Each of the representations, warranties and covenants made by Purchaser in this Contract shall not merge into any Deed or other closing documents but shall survive Closing indefinitely.

9.	No Recording or Filing

Neither this Contract nor a memorandum thereof shall be filed or recorded by Seller or Purchaser.

10.	Post-Closing Duties / Obligations

(a)	Effective at Closing, Purchaser hereby assumes and shall undertake, comply with and discharge all duties and obligations of Seller under any applicable law, statute, ordinance, order finding, decree, rule or regulation, with respect to the REO Property.

(b)	This Section 10 and all other Sections that contain or relate to obligations to be performed or satisfied post-Closing on the part of either Seller or Purchaser shall survive Closing.

11.	Title

(a)	Title Objections. Within four (4) calendar days following the Effective Date, Purchaser shall obtain an abstract of title issued by the Title Company, setting forth the status of title to the REO Property and showing all encumbrances and other matters affecting the REO Property (the “Commitment”); provided, however, in no event shall Seller be obligated to pay any premium for a new owner’s policy, the cost of obtaining the Commitment, or any other costs related to title insurance.

(b)	Within two (2) Business Days following the receipt by Purchaser of the Commitment, Purchaser shall notify Seller in writing as to Purchaser’s disapproval of any of the title exceptions set forth in such Commitment or any of the maters shown on the survey of the REO Property to be obtained by Purchaser after receipt of the Commitment. Seller shall have three (3) calendar days thereafter (“Seller Response Period”) to elect whether or not to remove said exceptions at Seller’s expense at or prior to the Closing. In the event Seller does not give written notice to Purchaser and Escrow Agent within the Seller Response Period that Seller will remove such disapproved exception(s) or matters at or prior to the Closing, then Purchaser may, by delivery of written notice to Seller and Escrow Agent within two (2) Business Days following expiration of the Seller Response Period, elect to (i) terminate this Contract, in which case Purchaser shall be entitled to a return of the Earnest Money, or (ii) approve the previously disapproved title exceptions reflected in the Commitment or matter set forth on the survey (in which case such exceptions and matters shall become Permitted Exceptions) without any reduction in the Purchase Price and waive Purchaser’s right of cancellation. In the event Purchaser fails to give timely written notice of its election to terminate this Contract following expiration of the Seller Response Period, Purchaser shall be deemed to have expressly approved the Commitment and shall take title to the Property at Closing subject to all Permitted Exceptions.

(c)

Title Insurance. Purchaser shall be entitled to request that, at Closing, with respect to the REO Property, the Title Company (i) issue to Purchaser an ALTA owner’s form title policy (the “New Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the REO Property is vested in Purchaser subject only to the Permitted Exceptions, and (ii) provide such endorsements (or amendments) to such New Title Policy as Purchaser may reasonably require; provided that, if, for any reason, the Title Company declines to so issue the New Title Policy at Closing, Purchaser shall be entitled to request that another title company, selected by Purchaser, issue to Purchaser, at Closing, a New Title

Policy; provided further that (a) the New Title Policy and any endorsements thereto shall be at no cost to, and shall impose no additional liability on, Seller, (b) Purchaser’s obligations under this Contract shall not be conditioned upon Purchaser’s ability to obtain such New Title Policy or any endorsements to the New Title Policy and, if Purchaser is unable to obtain a New Title Policy and/or any such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transactions contemplated by this Contract without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Purchaser’s aforementioned request.

(d)	Transfer of Title. At the Closing, Seller shall convey fee title to the REO Property by providing the Deed to Purchaser, subject only to the Permitted Exceptions applicable thereto.

12.	Brokerage Commissions

Seller and Purchaser acknowledge and represent that Mike Burkard, of CB Richard Ellis (the “Broker”), has acted as listing agent and Seller’s broker concerning the REO Property and is the only broker that either Purchaser or Seller has dealt with concerning the REO Property and this Contract. Seller shall be responsible for payment to Broker of all compensation due Broker, if and when Closing occurs, pursuant to a separate agreement between Seller and Broker. Should any other claim for commission be asserted or established, the party in breach of its representation in this Section hereby expressly agrees to hold the other harmless with respect to all costs relating thereto (including reasonable attorneys’ fees) to the extent that the breaching party is shown to have been responsible for the creation of such claim. Anything to the contrary in this Contract notwithstanding, such agreement of each party to hold the other harmless shall survive the Closing and any termination of this Contract.

13.	Disclaimers

PURCHASER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE REO PROPERTY IN AN “AS IS” CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER OTHER THAN THOSE EXPRESSLY STATED IN THIS CONTRACT.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS NOT RELIED, AND IS NOT RELYING, UPON ANY INFORMATION, DOCUMENT, SALES BROCHURES OR OTHER LITERATURE, MAPS, SKETCHES, DRAWINGS, PLANS, PROJECTION, PROFORMA, STATEMENT, REPRESENTATION, GUARANTEE OR WARRANTY (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MATERIAL OR IMMATERIAL) THAT MAY HAVE BEEN GIVEN BY OR MADE BY OR ON BEHALF OF SELLER.

PURCHASER HEREBY ACKNOWLEDGES THAT IT SHALL NOT BE ENTITLED TO, AND SHALL NOT, RELY ON SELLER, ITS AGENTS, EMPLOYEES OR REPRESENTATIVES, AND SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER UNDER COMMON LAW, BY STATUTE, OR OTHERWISE, AS TO (I) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF THE REO PROPERTY INCLUDING, BUT NOT LIMITED TO, ANY STRUCTURAL ELEMENTS, FOUNDATION, ACCESS, LANDSCAPING, SEWAGE OR UTILITY SYSTEMS AT THE REO PROPERTY, IF ANY; (II) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF SOILS AND GROUND WATER OR THE EXISTENCE OF GROUND WATER AT THE REO PROPERTY; (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF ANY UTILITIES SERVING THE REO PROPERTY; (IV) THE DEVELOPMENT POTENTIAL OF THE REO PROPERTY, ITS VALUE, ITS PROFITABILITY, ITS HABITABILITY, MERCHANTABILITY OR FITNESS, SUITABILITY OR ADEQUACY OF THE REO PROPERTY FOR ANY PARTICULAR PURPOSE; (V) THE ZONING OR OTHER LEGAL STATUS OF THE REO PROPERTY; (VI) THE COMPLIANCE OF THE REO PROPERTY OR ITS OPERATIONS WITH ANY APPLICABLE CODE, STATUTE, LAW, ORDINANCE, RULE, REGULATION, COVENANT, PERMIT, AUTHORIZATION, STANDARD, CONDITION OR RESTRICTION OF ANY GOVERNMENTAL OR REGULATORY AUTHORITY; (VII) THE QUALITY OF ANY LABOR OR MATERIALS RELATING IN ANY WAY TO THE REO PROPERTY; (VIII) THE SQUARE FOOTAGE OR ACREAGE OF THE REO PROPERTY; OR (IX) THE OPERATION OF THE REO PROPERTY FROM THE DATE OF THIS CONTRACT UNTIL THE CLOSING.

PURCHASER ACKNOWLEDGES THAT BY THE END OF THE REVIEW PERIOD, PURCHASER WILL HAVE HAD AN ADEQUATE OPPORTUNITY TO MAKE SUCH LEGAL, FACTUAL AND OTHER INQUIRIES AND INVESTIGATIONS AS PURCHASER DEEMS NECESSARY, DESIRABLE OR APPROPRIATE WITH RESPECT TO THE REO PROPERTY. SUCH INQUIRIES AND INVESTIGATIONS OF PURCHASER SHALL BE DEEMED TO INCLUDE AN ENVIRONMENTAL AUDIT OF THE REO PROPERTY, AN INSPECTION OF THE PHYSICAL COMPONENTS AND GENERAL CONDITION OF ALL PORTIONS OF THE REO PROPERTY, SUCH STATE OF FACTS AS AN ACCURATE SURVEY AND INSPECTION WOULD SHOW, THE PRESENT AND FUTURE ZONING AND LAND USE ORDINANCES, RESOLUTIONS AND REGULATIONS OF THE CITY, COUNTY AND STATE WHERE THE REO PROPERTY IS LOCATED AND THE VALUE AND MARKETABILITY OF THE REO PROPERTY.

PURCHASER ACKNOWLEDGES THAT THERE HAVE BEEN NO REPRESENTATIONS OR AGREEMENTS REGARDING SELLER’S OBLIGATION TO PROVIDE OR COMPLETE ROADS, SEWER, WATER, ELECTRIC OR OTHER UTILITY SERVICES, ANY DEVELOPMENT OR CONSTRUCTION ACTIVITY, OR ANY OTHER IMPROVEMENTS TO THE REO PROPERTY MADE BY SELLER OR RELIED UPON BY PURCHASER WHATSOEVER.

PURCHASER ACKNOWLEDGES THAT SELLER HOLDS TITLE TO THE REO PROPERTY, THROUGH FORECLOSURE OR OTHERWISE, PRIMARILY TO PROTECT ITS SECURITY INTEREST WITHIN THE MEANING OF THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (“CERCLA”), 42 U.S.C. § 9601 ET SEQ. AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE PRECEDING, PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE IN THE FUTURE AGAINST THE SELLER WITH RESPECT TO COSTS, DAMAGES, OBLIGATIONS, PENALTIES, CAUSES OF ACTION AND OTHER LIABILITIES (WHETHER ACCRUED, CONTINGENT, ARISING BEFORE OR AFTER THIS AGREEMENT, OR OTHERWISE) ARISING AS A RESULT OF (I) THE CONDITION OF THE REO PROPERTY, EITHER PATENT OR LATENT, (II) ITS ABILITY OR INABILITY TO OBTAIN OR MAINTAIN BUILDING PERMITS, EITHER TEMPORARY OR FINAL CERTIFICATES OF OCCUPANCY OR OTHER LICENSES FOR THE USE OR OPERATION OF THE REO PROPERTY, AND/OR CERTIFICATES OF COMPLIANCE FOR THE REO PROPERTY, (III) THE ACTUAL OR POTENTIAL INCOME OR PROFITS TO BE DERIVED FROM THE REO PROPERTY, (IV) THE REAL ESTATE TAXES OR ASSESSMENTS NOW OR HEREAFTER PAYABLE THEREON, (V) THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE REO PROPERTY, OR COMPLIANCE OF PAST OWNERS AND OPERATORS OF THE REO PROPERTY, IN REGARD TO ANY PAST, PRESENT AND FUTURE FEDERAL, STATE AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION CONTROL, POLLUTION CLEANUP, AND CORRECTIVE ACTION LAWS, RULES, REGULATIONS, ORDERS, AND REQUIREMENTS (INCLUDING WITHOUT LIMITATION CERCLA, RCRA, AND OTHERS PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE, RELEASE, DISPOSAL, REMOVAL, REMEDIATION OR RESPONSE TO, OR NOTIFICATION OF GOVERNMENTAL ENTITIES CONCERNING, TOXIC, HAZARDOUS, OR OTHERWISE REGULATED WASTES, SUBSTANCES, CHEMICALS, POLLUTANTS OR CONTAMINANTS), OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS (COLLECTIVELY, THE “HAZARDOUS MATERIALS LAWS”), (VI) THE PRESENCE ON, IN, UNDER OR NEAR THE REO PROPERTY OF (INCLUDING WITHOUT LIMITATION ANY RESULTANT OBLIGATION UNDER CERCLA, THE RESOURCE CONSERVATION AND RECOVERY ACT (“RCRA”), 42 U.S.C. § 6973 et seq., ANY STATE STATUTE OR REGULATION, OR OTHERWISE, TO REMOVE, REMEDIATE OR RESPOND TO) ASBESTOS CONTAINING MATERIAL, RADON, UREA FORMALDEHYDE OR ANY OTHER TOXIC, HAZARDOUS OR OTHERWISE REGULATED WASTE, SUBSTANCE, CHEMICAL, POLLUTANT OR CONTAMINANT (COLLECTIVELY, THE “HAZARDOUS MATERIALS”), AND (VII) ANY OTHER STATE OF FACTS WHICH EXIST WITH RESPECT TO THE REO PROPERTY.

PURCHASER ACKNOWLEDGES AND AGREES THAT THE TERMS AND CONDITIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE THE TERMINATION OF THIS CONTRACT AND/OR OF THE RECORDATION OF THE DEED FOR THE REO PROPERTY.

14.	Notices

Any notice pursuant to this Contract shall be given in writing to all parties listed below by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) e-mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon actual receipt based on the respective delivery method used. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Contract shall be as follows:

If to Purchaser:	Phillips Edison & Company 11501 Northlake Drive Cincinnati, OH 45249 Attention: Joel Staffilino E-mail: jstaffilino@phillipsedison.com

with a copy to:	Honigman Miller Schwartz & Cohn LLP 39400 Woodward Avenue, Suite 101 Bloomfield Hills, MI 48304-5151 Attention: J. Adam Rothstein E-mail: arothstein@honigman.com

If to Seller:	WELLS FARGO BANK, N.A. 4643 South Ulster Street, Suite 1400 Denver, CO 80237 Attention: James E. Dealy, Senior Vice President E-mail: jeddealy@wellsfargo.com

with a copy to:	WELLS FARGO BANK, N.A. 123 N. Wacker Drive, Suite 1150, 11th Floor MAC N2701-112 Chicago, IL 60606 Attention: Cynthia M. Lozano E-mail: Cynthia.M.Lozano@wellsfargo.com

and, with a copy to:	K&L GATES, LLP 214 North Tryon St., 47th Floor Charlotte, NC 28202 Attention: Derek Wisniewski E-mail: Derek.wisniewski@klgates.com

15.	Modifications

This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

16.	Assigns

This Contract shall inure to the benefit of and be binding on the parties and their respective representatives, successors, and assigns. Purchaser may not assign its rights or obligations under this Contract to any party without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser shall have the right, without Seller’s consent, to assign its rights in this Contract to any entity that is 100% owned by Purchaser or to Cureton Station LLC, a Delaware limited liability company, or to Cureton Station TRS 1 Inc., a Delaware corporation, or to Cureton Station TRS 2 Inc., a Delaware corporation. Notwithstanding the foregoing, but subject to Seller’s consent, such consent not to be unreasonably withheld, Purchaser may assign its rights in this Contract to any entity owned or controlled, in whole or in part, by Purchaser or its principals or any entity under common ownership and control with Purchaser.

17.	Effective Date

The date on which this Contract is executed by the last to sign of the Seller and Purchaser shall be the “Effective Date” of this Contract.

18.	Time of the Essence

Time is of the essence in the execution and performance of this Contract and of each of its provisions.

19.	Entire Agreement

This Contract, including the Exhibits, any confidentiality agreement executed by Purchaser and Seller as contemplated by Section 30 of this Contract, if any, and any intercreditor agreements, escrow agreements, security agreements or other similar agreements entered into by Seller and Purchaser in connection with and as contemplated by this Contract, if any, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter.

20.	Further Assurances

Each party agrees that it will without further consideration execute and deliver such other documents, and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Contract. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the REO Property. If Seller agrees to cooperate or provide assistance with respect to any litigation or other disputes subsequent to the Closing at Purchaser’s request with respect to the REO Property (other than disputes between Purchaser and Seller), then Purchaser shall, upon demand, reimburse Seller for any reasonable costs, fees, expenses (including attorneys” fees and expenses) and other amounts that Seller incurs in connection with providing such cooperation and assistance.

21.	Counterparts

This Contract may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. Executed copies of this Contract may be delivered between the parties via e-mail.

22.	Severability

If any provision of this Contract is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Contract shall nonetheless remain in full force and effect.

23.	Applicable Law/Venue; Waiver of Jury Trial

THIS CONTRACT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE. PURCHASER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CONTRACT AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF SELLER TO BRING ANY ACTION OR PROCEEDING AGAINST PURCHASER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS CONTRACT. NOTHING CONTAINED IN THIS SECTION SHALL BE INTERPRETED TO PROVIDE ANY GREATER RIGHTS OR ADDITIONAL CLAIMS TO PURCHASER THAN AS OTHERWISE PROVIDED IN THIS CONTRACT.

To the extent allowed by applicable law, each party to this Contract hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Contract, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Contract (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Contract may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

24.	Limited Liability of Seller

If Seller breaches this Contract, and the breach is discovered prior to Closing, Purchaser’s sole remedies are those described in Section 6(b) of this Contract. Except as to a breach by Seller of any warranty, representation or covenant contained in Section 7 of this Contract, if Seller breaches this Contract, and such breach is discovered after Closing, Purchaser shall have no remedy or recourse against Seller. Purchaser has factored this risk into its decision to purchase. If and only if it is determined within one hundred twenty (120) days after Closing that Seller breached any warranty, representation or covenant contained in Section 7 of this Contract, and if Purchaser notifies Seller in writing of any such breach within one hundred twenty (120) days of the Closing, Purchaser’s sole remedy shall be one of the following: (i) cure of the breach by or on account of Seller; or (ii) payment of appropriate monetary compensation by Seller to Purchaser for such breach. Purchaser hereby acknowledges and agrees that in no event will the liability of Seller under this Contract (including, without limitation, any liability of Seller for breach or default under any representation, warranty or covenant made by Seller in Section 7 hereof) exceed, in the aggregate, an amount equal to the entirety of the amount of Earnest Money deposited by Purchaser (i.e., the original Earnest Money deposit referred to in Section 3(c) above, the Additional Earnest Money referred to in Section 3(d) above and any interest earned thereon). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS CONTRACT OR OTHERWISE, IN NO EVENT SHALL SELLER BE LIABLE UNDER THIS CONTRACT OR ANY RELATED DOCUMENT FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES.

25.	No Third Party Beneficiary

The provisions of this Contract and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, including, but not limited to any broker described in Section 12, and accordingly, no third party shall have the right to enforce the provisions of this Contract or of the documents to be executed and delivered at Closing.

26.	Exhibits and Schedules

The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Contract:

(a)	Exhibit A - Certain Definitions

(b)	Exhibit B - Legal Description of REO Property

(c)	Exhibit C - Form of Deed

(d)	Exhibit D - Form of Bill of Sale

(e)	Exhibit E - Form of Assignment of Leases

(f)	Exhibit F - Form of General Assignment

(g)	Exhibit G - Due Diligence Materials

(h)	Exhibit H - Estoppel Form

27.	Captions

The section headings appearing in this Contract are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

28.	Construction

The parties acknowledge that the parties and their counsel have reviewed and revised this Contract and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any exhibits or amendments hereto. Accordingly, this Contract shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared it. Whenever required by the context of this Contract, the singular shall include the plural and vice versa. When the context so requires, the neuter gender includes the feminine or masculine.

29.	Termination of Contract

It is understood and agreed that if either Purchaser or Seller terminates this Contract pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Contract, except for such obligations as are specifically stated herein to survive the termination of this Contract including, without limitation, indemnification obligations and other obligations related to the appropriate distribution of the Earnest Money pursuant to this Contract.

Notwithstanding anything set forth in this Contract to the contrary, Purchaser acknowledges and agrees that, upon written request from Seller to Purchaser along with payment to Purchaser reimbursing Purchaser for the actual cost previously expended by

Purchaser for the applicable items requested by Seller, Purchaser shall immediately provide Seller all (or a subset of all as determined by Seller) plans, drawings, reports, specifications, blueprints, designs, title work, work product and similar type due diligence and development documents related to any engineering, architectural, development, environmental, structural, erosion, water, construction, and any other activity conducted during the Review Period concerning the REO Property. Upon such delivery by Purchaser to Seller, Purchaser acknowledges and agrees that Seller (and Seller’s successors and assigns) shall be permitted to utilize any such documents and work product (at no cost or expense to Seller or any successor or assign of Seller other than the aforesaid payment from Seller to Purchaser to reimburse Purchaser for its actual cost expended to obtain such documents or work product) as such documents and work product relate to the REO Property. The obligations of Purchaser under this Section shall survive for one (1) year following the date of any termination of this Contract. Time is of the essence with respect to Purchaser’s obligations set forth herein.

30.	Information and Confidentiality

If Purchaser and Seller have previously executed one or more confidentiality agreements related to the REO Property, Purchaser’s evaluation of the REO Property or the transfer thereof under this Contract, then each such agreement shall remain in full force and effect under the terms therein, survive the Effective Date and, to the extent of inconsistency with the terms and conditions set forth herein, supersede the language in this Section 30. To the extent no such agreement has been executed as of the Effective Date by Purchaser and Seller with respect to the REO Property, or, to the extent any such agreement has been executed but does not cover the agreements set forth in this Section 30 or has since expired, then this Section 30 shall apply.

Except as permitted by this Contract, Purchaser agrees that neither Purchaser nor Purchaser’s Representatives (as hereinafter defined) shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association, other than any Purchaser’s Representatives and/or Purchaser’s Loan Parties (as hereinafter defined), the Confidential Information (as hereinafter defined). Without Seller’s prior written consent, Purchaser shall not disclose, and Purchaser shall direct Purchaser’s Representatives and Purchaser’s Loan Parties not to disclose, to any person, entity or association (other than among themselves) any of the terms, conditions or other facts with respect to this Contract, including, without limitation, the status hereof, that are not part of the public domain. Notwithstanding the foregoing, Purchaser may disclose such of the Confidential Information and its other reports, studies, documents and other matters generated by it and the terms of this Contract (i) as Purchaser deems necessary or desirable to Purchaser’s Representatives and/or Purchaser’s Loan Parties in connection with Purchaser’s investigation of the REO Property and the transactions contemplated hereby, provided that those to whom such Confidential Information is disclosed are informed of the confidential nature thereof and agree to keep the same confidential in accordance with the terms and conditions hereof, (ii) if compelled to do so by the United States, any State of the United States or any subdivision, agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the REO Property (each, a “Governmental Authority”), pursuant to law, or otherwise by legal proceedings, (iii) in connection with any litigation involving this Contract or the transactions contemplated hereby, or (iv) in connection with any filings made in good faith with the SEC.

As used in this Contract, the term “Confidential Information” shall mean any of the following to the extent supplied by Seller or on behalf of Seller or otherwise made available by or at the direction of Seller to Purchaser or any of Purchaser’s Representatives: (i) all written information and documents relating to the REO Property, any portion thereof or the sale thereof, furnished to, or otherwise available for review by, Purchaser or its directors, officers, employees, affiliates, current or prospective partners, current or prospective members, current or prospective shareholders, brokers, agents or other representatives of Purchaser or such parties, including without limitation, attorneys, accountants, contractors, consultants, engineers or financial advisors (collectively, “Purchaser’s Representatives”), and (ii) all written analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives, but only to the extent containing the information or documents described in the preceding clause (i), or otherwise reflecting their review or investigation of the REO Property. As used in this Contract, “Purchaser’s Loan Parties” shall mean (A) any lender who contemplates providing or provides financing to Purchaser in connection with the transactions contemplated by this Contract, together with the officers, employees, agents, representatives, consultants and attorneys of such lender or prospective lender, and (B) any broker who is engaged by Purchaser to identify a lender or investor or prospective lender or investor for Purchaser in connection with the transactions contemplated by this Contract.

31.	Release

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, PURCHASER SHALL RELEASE, SELLER, ANY MANAGER OF THE REO PROPERTY, EACH OF THEIR RESPECTIVE PREDECESSORS IN INTEREST AND SUCCESSORS AND ASSIGNS, TOGETHER WITH THE OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, REPRESENTATIVES, AFFILIATES, MEMBERS, INVESTORS, CERTIFICATE HOLDERS AND AGENTS OF EACH OF THE FOREGOING (THE “SELLER PARTIES”) FROM ALL CLAIMS, ABSOLUTE OR CONTINGENT, KNOWN OR UNKNOWN, WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER, TRUSTEE OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE REO PROPERTY, AND ANY PHYSICAL OR ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO THE SELLER PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THE TERMS AND PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING AND ANY TERMINATION OF THIS CONTRACT.

32.	Indemnification of Seller Parties by Purchaser

Purchaser shall defend, indemnify and hold harmless Seller Parties from and against all losses, causes of action, liabilities, claims, demands, obligations, damages, costs and expenses, including without limitation attorneys’ fees and costs, to which Seller Parties may become subject on account of any breach by Purchaser of its warranties and representations set forth in Section 8 of this Contract. The obligations in this Section 32 shall survive Closing and any termination of the Contract.

33.	Risk Of Loss

Prior to Closing, the risk of loss shall remain with Seller. If, prior to Closing, the REO Property or any part thereof shall be condemned, destroyed or damaged by fire or other casualty, Seller shall promptly notify Purchaser. If the REO Property or any part thereof shall be condemned such that damages are in excess of an amount equal to ten percent (10%) of the Purchase Price or if the REO Property or any part thereof shall be destroyed or damaged by fire or other casualty the repair of which would cost in excess of $500,000, then, at the option of Purchaser, which option shall be exercisable, if at all, by written notice thereof to Seller within three (3) Business Days after Purchaser receives written notice of such fire, earthquake or other casualty or condemnation, this Contract may be terminated. If Purchaser elects to terminate this Contract, the Earnest Money shall be returned to Purchaser, in which event this Contract shall, without further action of the parties, become null and void, and neither party shall have any rights or obligations under this Contract, except those which expressly survive termination. In the event that Purchaser does not exercise the option to terminate the Contract set forth above, or if the condemnation or casualty is below the thresholds described above or if the casualty involves an uninsured loss, then (i) Purchaser’s obligations hereunder to purchase the REO Property for the full Purchase Price shall apply without regard to the occurrence or effect of any damage to the REO Property or destruction of any improvements on the REO Property or condemnation of any portion of the REO Property, (ii) Purchaser shall have no right to terminate this Contract or reduce the Purchase Price in the event of any damage to the REO Property or destruction of any improvements on the REO Property or condemnation of any portion of the REO Property, (iii) Purchaser hereby waives any right Purchaser may have at law or in equity to terminate this Contract or seek reduction of the Purchase Price on account of any damage to the REO Property or destruction of any improvements on the REO Property or condemnation of any portion of the REO Property, and (iv) the Closing shall take place on the Closing Date, provided, however that Seller hereby agrees that upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller, if any, as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the REO Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the REO Property or to collect any such proceeds or awards.

34.	Prorations

(a)	General Prorations. All amounts set forth in the following numbered paragraphs shall, except as otherwise provided in this Section 34, be prorated to 11:59 p.m. local time on the day before the Closing Date with Purchaser receiving the benefits and burdens of ownership on and after the Closing Date.

(i) Seller shall be entitled to all net cash flow received from or produced by the REO Property prior to the Closing Date. From and after the occurrence of the Closing, Purchaser shall be entitled to all net cash flow received from or produced by the REO Property after the Closing Date. All gross rents (and other amounts due and payable by tenants under Leases and all other income from the REO Property including, but not limited to minimum rent, percentage rent and common area maintenance, tax and insurance reimbursements to be made by the tenants) actually received, shall be prorated as of the Closing Date, based on the actual days in the month of the Closing. If the Closing shall occur before rents and all other amounts due and payable by the tenants under the Leases and all other income from the REO Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents and other amounts and other income actually received by Seller. Subsequent to Closing, if any such rents and other income are actually received by Purchaser or Seller, all such amounts shall first be applied to current rents due and payable for the month in which the same are received, second, to post-Closing past due rents, third, to past-due rents due and payable for pre-Closing periods, and fourth, the balance shall immediately paid by Purchaser to Seller or Seller to Purchaser, as applicable. Purchaser shall use diligent, good-faith efforts and in the ordinary course of business to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller and shall continue to collect any such rents for the benefit of Seller for a six (6) month period commencing on Closing.

(ii) General real estate taxes and assessments against the REO Property not directly paid by tenants under any Leases and not included in any reimbursable common area maintenance expenses paid by tenants under any Leases shall be prorated as of the Closing Date, based on a three hundred sixty-five (365) day year. If the Closing shall occur before the tax rate or the assessed valuation of the REO Property is fixed for the then-current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate and the assessed valuation of the REO Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, provided, however, the same shall be determined no later than sixty (60) days after receipt of the tax bill/assessed valuation/tax rate for the current year.

(iii) Any cash security deposit provided for under any Lease shall be credited to Purchaser on the Closing Date and Purchaser shall assume Seller’s obligations related to such security deposits.

(iv) Seller shall be entitled to a credit for all security deposits held by any of the utility companies providing service to the REO Property for the benefit of Purchaser where such deposits are transferred by the utility to Purchaser’s account. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items and Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If any utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. Purchaser shall be responsible for making any security deposits required by utility companies providing service to the REO Property.

(v) Payments with respect to any service contracts for the REO Property, if any, shall be prorated as of the Closing Date, based on the actual number of days in the billing period for such respective service contracts.

(vi) Any other operating expenses of the REO Property not directly paid by tenants under any Leases and not included in any reimbursable common area maintenance expenses paid by tenants under any Leases, shall be prorated as of the Closing Date, based on a three hundred sixty-five (365) day year. If the Closing shall occur before the actual amount of all other operating expenses with respect to the REO Property for the month in which the Closing occurs are determined, the apportionment of such other operating expenses shall be upon the basis of the prior month’s actual amount of such other operating expenses. Subsequent to the Closing, when the actual amount of such other operating expenses for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(b)	Final Prorations. If final prorations cannot be made at the Closing for any item subject to proration under this Section 34, then, Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing, and in any event not later than the date that is one hundred eighty (180) days after Closing. If either party receives any funds which belong to the other party under this Section 34, such receiving party shall pay over and/or deliver such funds to the other party (without interest thereon) within 15 Business Days after receipt.

(c)	Special Tax Prorations. Notwithstanding anything to the contrary in the foregoing, Seller shall retain the right to receive all refunds for overpayments of real property taxes and assessments to the extent paid by and attributable to the period of time on or prior to the Closing Date, and Seller shall have the sole right to prosecute an appeal or claim with respect to such amounts, provided that, to the extent any tenants of the REO Property are owed a refund pursuant to their Leases for any such taxes paid by such tenants, Seller shall promptly deliver such pro rata amount owing to such tenants with a reasonably detailed breakdown of the taxes paid, the tenants’ share thereof and the costs involved in obtaining such refund, all for delivery to such tenants.

(d)	Closing Costs. At Closing, Purchaser shall pay (a) the Escrow Agent’s escrow fee, (b) the premium for the New Title Policy, the costs of any endorsements and any other title related expenses, and (c) any and all applicable recording fees. Seller shall pay any transfer taxes, documentary stamp tax or similar tax payable by reason of transfer of the REO Property or any portion thereof. Seller and Purchaser shall each pay their respective attorneys’ fees.

35.	Attorney Fees

If any action is brought by any party to this Contract to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

36.	Related Parties

Purchaser represents to Seller that neither Purchaser nor any person having control over Purchaser is employed by, or is a family member purchasing directly or indirectly for the benefit of anyone who is employed by, Wells Fargo & Company or any of its subsidiaries. For purposes of this representation “family member” is defined as a spouse, a domestic partner, parents, grandparents, children, grandchildren, brothers and sisters, including in all cases, step-family members.

37.	OFAC Compliance Purchaser makes the following representations and warranties based upon OFAC compliance concerns:

(i)	Neither a Sanctioned Person nor Sanctioned Entity will benefit directly or indirectly through the purchase of REO Property or any other transaction contemplated herein.

(ii)	Purchaser is neither directly nor indirectly controlled by a Sanctioned Entity or Sanctioned Person.

(iii)	Neither Purchaser, nor any subsidiary of Purchaser, nor any affiliate of the Purchaser (a) is a Sanctioned Person, (b) has more than an insubstantial portion of its assets located in Sanctioned Entities, or (c) derives more than an insubstantial portion of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

Seller makes the following representations and warranties based upon OFAC compliance concerns:

(i)	Neither a Sanctioned Person nor Sanctioned Entity will benefit directly or indirectly through the sale of REO Property or any other transaction contemplated herein.

(ii)	Seller is neither directly nor indirectly controlled by a Sanctioned Entity or Sanctioned Person.

(iii)	Neither Seller, nor any subsidiary of Seller, nor any affiliate of the Seller (a) is a Sanctioned Person, (b) has more than an insubstantial portion of its assets located in Sanctioned Entities, or (c) derives more than an insubstantial portion of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

As used in this Agreement:

(A)	OFAC means The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

(B)	Sanctioned Entity means:

(i)	an agency of the government of,

(ii)	an organization directly or indirectly controlled by, or

(iii)	a person resident in a country that is subject to

a country sanctions program administered and enforced by OFAC described or referenced at OFAC’s website http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(C) Sanctioned Person means a person named on the list of Specially Designated Nationals maintained by OFAC available at or through OFAC’s web site http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

38.

Books and Records Purchaser has advised Seller that Purchaser may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the SEC), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). Following the Closing, Seller agrees to use its commercially reasonably efforts to cooperate with Purchaser and its representatives and agents in the preparation of the Financial Information; provided, however, Seller shall not be required to incur any out of pocket expenses or costs. Seller shall maintain and allow access to, during normal business hours, such books and records of Seller and Seller’s manager of the REO Property reasonably related to the REO Property. Further, so long as Seller’s Representative remains in the employ of Seller or an affiliate of Seller, Seller will make such person available for interview. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’s capital structure or debt, (b) Seller’s financial analyses or projections, investment analyses, account summaries or other documents prepared solely for Seller’s internal purposes and not directly related to the operation of the REO Property, (c) Seller’s tax returns, (d) financial statements of Seller or any affiliate of Seller (other than REO Property-level financial statements), or (e) any other information other than REO Property-level financial information. Purchaser acknowledges Purchaser may not use the results of its review under this Section to pursue any claim against Seller under the terms of this Agreement.

39.	Material Adverse Change For purposes hereof, a “Material Adverse Change” shall be deemed to be the announcement by Harris Teeter that it shall be closing its store at the REO Property and/or that it has filed for bankruptcy protection from its creditors. Notwithstanding anything herein contained to the contrary, in the event that there has been any Material Adverse Change during the period between the date Purchaser notified Seller of its satisfaction with the Due Diligence and the date of Closing, Purchaser shall have the right, upon notice thereof to Seller on or prior to Closing, to terminate this Agreement and thereupon to receive an immediate refund of the Earnest Money and neither party shall thereafter have any further liability or obligation hereunder except for such liabilities and obligations that are expressly stated herein to survive termination of this Agreement.

40.

Estoppel Condition (a) For purposes hereof, the “Estoppel Condition” shall be deemed to mean the following: Seller providing to Purchaser acceptable estoppel letters from (i) tenants under Leases of 70% of the leased square foot area of the REO Property (excluding the square footage leased by Harris Teeter, Sun Trust Bank, and Fifth Third Bank) and (ii) Harris Teeter, Sun Trust Bank, and Fifth Third Bank, with each such requested estoppel letter to be either on the form attached hereto as Exhibit H and incorporated herein by reference or the form otherwise required under the applicable tenant Lease, and to be dated no earlier than 30 days prior to Closing. Notwithstanding anything to the contrary set forth herein, an “acceptable estoppel letter” for purposes of satisfying the Estoppel Condition shall be an estoppel letter that does not allege any material defaults by the landlord under the applicable Lease and confirms, in all material aspects, the information shown on the Rent Roll noted as item 9 on Exhibit G attached hereto. Seller shall use its commercially reasonable efforts to satisfy the Estoppel Condition as set forth herein. At the request of Purchaser, Seller shall also request subordination, non-disturbance and attornment agreements from each tenant under the Leases (provided, such subordination, non-disturbance and attornment agreements are prepared by Purchaser and delivered to Seller within three (3) days following the Effective Date). In the event Seller shall have not have satisfied the Estoppel Condition on or before the date 5 days prior to Closing, thereafter, until such time as the Estoppel

Condition is satisfied, Purchaser shall have the right to terminate this Contract as Purchaser’s sole remedy by providing notice of such termination to Seller prior to the scheduled date of Closing. Notwithstanding the foregoing, Purchaser shall have the right but not the obligation to seek to satisfy the Estoppel Condition for and on behalf of Seller and Seller shall cooperate with Purchaser in connection therewith. In the event that Purchaser so chooses but is unable to satisfy the Estoppel Condition on or before the date set for Closing, then Purchaser shall have the right to terminate this Contract as Purchaser’s sole remedy by providing notice of such termination to Seller prior to the scheduled date of Closing. If Purchaser terminates the Contract pursuant to this paragraph, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, other than any of such liabilities or obligations expressly provided hereunder to survive such termination.

(b)	On or before Closing, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates, in the form of the same provided heretofore to Seller’s counsel, from all parties to that certain Declaration of Easements, Covenants, Conditions and Restrictions for Cureton Town Center dated November 3, 2006, recorded at Book 4356, Page 530, Union County Register of Deeds, as amended by First Amendment to Declaration dated April 11, 2007 recorded at Book 4521, Page 198, Union County Register of Deeds (as may be or may have been amended or supplemented from time to time, the “Declaration”). In the event such estoppel certificates are not executed and delivered to Purchaser on or before Closing or, in the event the estoppel certificates are so executed and delivered but have been modified to contain matters that are unacceptable to Purchaser in its reasonable discretion, then, Purchaser shall have the right, upon notice thereof to Seller, as its sole remedy to terminate this Contract (such termination right to be exercised at all on or before Closing), in which event, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, other than any of such liabilities or obligations expressly provided hereunder to survive such termination.

41.	Declaration Prior to Closing, either party shall have the right to submit to the other a proposed amendment to the Declaration (“Declaration Amendment”) which is to address issues with respect to certain rights and obligations under the Declaration. The parties shall reasonably cooperate with one another with regard to the issues to be addressed in the Declaration Amendment. Purchaser acknowledges and agrees that Seller makes no representations or warranties that Seller holds any rights or obligations under the Declaration as of the Effective Date. Within two business days after receipt of the Declaration Amendment, the receiving party shall use commercially reasonable efforts to review and approve such Declaration Amendment or furnish to the proposing party in writing a detailed description of any aspects of the Declaration Amendment which are not acceptable, the reasons the matters so described are not acceptable and the changes which will be required to make the Declaration Amendment acceptable to the receiving party. If, on or before Closing, the parties, despite their respective good faith efforts (each agreeing that it shall act in a commercially reasonable manner), have not reached agreement regarding the Declaration Amendment, then either party shall be entitled to terminate this Contract. Upon any such termination, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, other than any of such liabilities or obligations expressly provided hereunder to survive such termination.

If the parties reach agreement on the form and substance of the Declaration Amendment, and the same requires signatures of third parties as may be provided for in the Declaration or any Lease, then Purchaser and Seller shall use commercially reasonable efforts to procure such signatures prior to Closing. If, as of the scheduled date of Closing, the parties, despite their respective good faith efforts (each agreeing that it shall act in a commercially reasonable manner), have not procured the requisite signatures for the Declaration Amendment, then either party shall be entitled to terminate this Contract (upon written notice thereof to the non-terminating party). Upon any such termination, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, other than any of such liabilities or obligations expressly provided hereunder to survive such termination.

42.	Off-site Improvements The parties acknowledge that the Declaration was created at the time it was contemplated that one developer would own, control and develop each of the parcels subject to the Declaration. At this juncture, it is now contemplated that separate owners shall be developing the different parcels within the larger parcel of property governed by the Declaration. It is further acknowledged that there are development obligations initially undertaken but which have not been completed or not undertaken at all by the original developer of the Property and such larger parcel (those obligations being generally described as follows: installation of right turn/deceleration lane from Providence Road southbound into the REO Property between the CVS parcel and the Fifth Third parcel; upgrades to the traffic signal at the intersection of Providence Road and Kensington Drive; and, completion of repairs to Kensington Drive required for acceptance of dedication of Kensington Drive by the Village of Waxhaw as a public right of way). Purchaser and Seller have agreed, in principle, that they shall use commercially reasonable efforts to agree prior to Closing and memorialize in a written instrument to be executed and delivered at Closing, as to which party shall bear the responsibility for which of such obligations, under what time frame such obligations shall be completed and what remedies shall be afforded to the other party in the event such obligations shall remain incomplete beyond the agreed upon time frame for completion. It is expressly understood, however, that Seller shall be responsible for the cost of such obligations. In the event no such agreement is reached as of Closing, then, either party shall have the right to terminate this Contract upon notice to the other, in which event, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, other than any of such liabilities or obligations expressly provided hereunder to survive such termination.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Contract is executed as of the Effective Date.

SELLER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ James E. Dealy
Name:	James E. Dealy
Title:	S.V.P.
Date:	11/28/11

By:	/s/ Cynthia M. Lozano
Name:	Cynthia M. Lozano
Title:	A.V.P.
Date:	11/28/11

[Signatures continue on following page]

PURCHASER:

THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company

By: Philips Edison Limited Partnership, Managing Member

By: Philips Edison & Company, Inc., General Partner

By:	/s/ Robert Myers
Name:	Robert Myers
Title:	President
Date:	11/28/11

EXHIBIT A

CERTAIN DEFINITIONS

Initially capitalized terms not otherwise defined in this Contract shall have the respective meanings ascribed thereto in this Exhibit A.

“Business Day” means any day on which Seller is open for business other than a Saturday, a Sunday or a federal holiday.

“Land” means that certain real property more particularly described on Exhibit B to this Contract.

“Permitted Exceptions” mean and includes all of the following: (i) zoning and building ordinances and land use regulations applicable to the REO Property, (ii) such state of facts as are shown on any survey or as would be disclosed by an accurate survey of the REO Property, (iii) the lien of taxes and assessments not yet due and payable, (iv) any standard exclusions from coverage set forth in the jacket of the New Title Policy, (v) any exceptions caused by Purchaser, its agents, representatives or employees, (vi) all Proforma Exceptions, (vii) the Leases, (viii) all other matters which arise as a result of Seller performing its covenants hereunder, and (ix) any other liens or encumbrances of record which do not materially adversely affect title to the REO Property, the value of the REO Property or Purchaser’s contemplated use of the REO Property.

“Proforma Exceptions” means and includes all of the matters set forth as exceptions on Schedule B of the Commitment, excluding only those exceptions which Seller agrees in writing to remove.

“REO Property” means all of Seller’s right title and interest in and to (i) the Land, (ii) any and all buildings, improvements, and fixtures located on the Land, (iii) any and all leases of premises upon the Land and/or within any such buildings or improvements, (iv) any personal property that Seller has an interest in located on the Land, and (v) any tradenames, trademarks, and other intangible property Seller has an interest in directly related to the Land and/or any such buildings or improvements located thereon.

“Seller’s Representative” means and shall be limited to James E. Dealy, a Senior Vice President in the Wells Fargo Bank, N.A. Real Estate Managed Assets Group.

“State” means the State of North Carolina.

“Title Company” means Chicago Title Insurance Company.

A-1

EXHIBIT B

LEGAL DESCRIPTION OF REO PROPERTY

Being all of Tracts 1, 2, and 3 and Outparcels 3 and 4 as the same are shown on Final Plat for Cureton Retail, Phase 1, Map 1, recorded in Plat Cabinet J, File No. 590, in the Office of the Registrar of Deeds for Union County, North Carolina

Being all of Outparcel 1 as the same is shown on Final Plat for Outparcel 1, Cureton Retail, Phase 1, recorded in Plat Cabinet J, File 827, which is a revision of Plat recorded in Plat Cabinet J, File No. 590, in said Registry.

Together with a Perpetual Non-exclusive Easement for Utilities and Access as described in the Declaration of Easements, Covenants, Conditions and Restrictions for Cureton Town Center recorded November 3, 2006, in Book 4356, Page 530, as amended by First Amendment to Declaration recorded in Book 4521, Page 198.

B-1

EXHIBIT C

FORM OF DEED

[note: need 3 inch top margin for recording info]

NORTH CAROLINA SPECIAL WARRANTY DEED

Excise Tax $ Recording Time, Book and Page:

Tax Lot No.:                                          Parcel Identifier No.

Mail after recording to:

This instrument was prepared by:

Brief description for the Index:

THIS DEED made this      day of                             , 20    , by and between:

GRANTOR , a whose mailing address is:	GRANTEE , a whose mailing address is:

Enter in appropriate block for each party: name, address, and, if appropriate, character of entity, e.g. corporation or partnership.

The designation Grantor and Grantee, as used herein, shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid at and before the delivery of these presents, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, transferred, conveyed and confirmed and by these presents does grant, bargain, sell, and convey unto the Grantee in fee simple, all that certain tract or parcel of land lying and being in                      County, North Carolina, being more particularly described on Exhibit A (the “Property”) attached hereto and incorporated herein by reference.

The Property hereinabove described was acquired by Grantor by instrument recorded in Book             , Page             ,                      County Registry.

All or a portion of the Property herein conveyed does not include the primary residence of Grantor.

TO HAVE AND TO HOLD the aforesaid Property and all privileges and appurtenances thereto belonging to the Grantee in fee simple.

And Grantor covenants with Grantee, that Grantor has done nothing to title to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, except for the Permitted Exceptions (as hereinafter defined).

Title to the Property is subject to the matters set forth on Exhibit “B” attached hereto (the “Permitted Exceptions”).

Grantor makes no warranty or representation as to the condition of the property or any improvements thereon, including without limitation, any latent or environmental defects in the property or in any improvements thereon and the serviceability or fitness for a particular purpose of the property or any improvements thereon, and Grantee accepts the property and any improvements thereon “AS IS” without recourse against Grantor.

[Signature page follows]

IN WITNESS WHEREOF, Grantor has caused this instrument to be signed in its name and delivered as of the date indicated on the first page of this Deed.

GRANTOR:

WELLS FARGO BANK, N.A.

By:

Name:

Title:

                              County,

I certify that the following person personally appeared before me this day and acknowledged to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated:                                                  .

Date:

My Commission Expires:

Notary Public

Print Name:

[Affix Notary Stamp or Seal]

EXHIBIT “A” to Deed

LEGAL DESCRIPTION

EXHIBIT “B” to Deed

PERMITTED EXCEPTIONS

1.	The lien of real estate taxes, taxes imposed by special assessment and water, sewer, vault, public space and other public charges which are not yet due and payable.
2.	All applicable laws (including zoning, building ordinances and land use regulations).
3.	All easements, restrictions, covenants, agreements, conditions, or other matters of record.
4.	All matters that may be revealed by a current and accurate survey or inspection of the property.
5.	[set forth specific easements, restrictions, covenants etc. as described in the Title Commitment and Survey for the Property]

C-1

EXHIBIT D

FORM OF BILL OF SALE

Bill Of Sale

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [                ], a [                ] (“Seller”), does hereby grant, bargain, sell, transfer, convey, assign, and deliver unto [                ], a [                ] (“Purchaser”), all of Seller’s right, title and interest (if any, none being warranted hereby, and only to the extent legally assignable by Seller) in and to the furniture, furnishings, supplies, spare parts, machinery, equipment, tradenames, trademarks, intellectual property and all other personal property located on (and used in connection with) the operation of the certain real property described on Exhibit A attached hereto and by this reference herein incorporated (the “Real Estate”), and the improvements located thereon (the “Improvements”), including, without limitation, those items listed on Exhibit B attached hereto and by this reference herein incorporated, except for (a) personal property belonging to tenants under existing leases of the Improvements, and (b) any management software installed on the computers located at the Real Estate (collectively, the “Personalty”), free and clear of any and all claims, liens or encumbrances of any nature or description arising in connection with agreements entered into by Seller.

To have and to hold the Personalty unto Purchaser, its successors and assigns forever, and Seller hereby covenants and agrees to warrant and defend title and the sale of the Personalty only against all parties claiming an interest in such property due to the acts of Seller.

EXCEPT FOR THE FOREGOING WARRANTY AGAINST PARTIES CLAIMING AN INTEREST IN THE PERSONALTY DUE TO THE AGREEMENTS OF SELLER, THE PERSONALTY IS HEREBY CONVEYED TO PURCHASER IN AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” CONDITION AND SELLER DOES NOT WARRANT, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF TRANSFER, QUALITY, FITNESS AND MERCHANTABILITY RELATING TO ANY OF THE PERSONALTY, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE PERSONALTY OR THE FITNESS OF ANY OF THE PERSONALTY CONVEYED HEREBY FOR A PARTICULAR USE OR PURPOSE OR FOR PURCHASER’S INTENDED USE OR PURPOSE. Further, Seller makes no representation or warranty with respect to the conveyance of any of the items assigned hereby, nor shall Seller be deemed in any event to be a warrantor, guarantor, or surety for the obligations of any maker of any warranties or guaranties assigned or conveyed hereunder. The Personalty conveyed hereby from Seller to Purchaser shall be without recourse to Seller (except with respect to parties claiming an interest in such property due to the agreements of Seller as set forth above).

[signature page follows]

D-1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of                     , 20    .

“SELLER”

[ ]

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF ASSIGNMENT OF LEASES

Assignment and Assumption of Leases

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [                    ], a [                    ] (“Assignor”) does hereby transfer, assign and convey to [                    ], a [                    ] (“Assignee”), all of Assignor’s right, title and interest in and to those certain tenant leases identified in the attached Exhibit B (“Leases”), which are in connection with the                              located in                              and legally described in the attached Exhibit A.

Assignee hereby accepts the above assignment and assumes all obligations, liabilities, and claims arising out of or relating to the Leases, and Assignee shall indemnify and hold Assignor harmless from and against any and all obligations, liabilities, and claims arising out of or relating to the Leases arising or accruing from and after the date hereof.

“ASSIGNOR”

[ ]

By:
Name:
Title:

“ASSIGNEE”

[ ]

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF GENERAL ASSIGNMENT

General Assignment

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [                    ], a [                    ] (“Assignor”) does hereby transfer, assign and convey to [                    ], a [                    ] (“Assignee”), all of Assignor’s right, title and interest in and to the following in connection with certain real property located in                      and legally described in the attached Exhibit A (“Real Property”), those certain improvements located on the Real Property, including a                      commonly known as                      (“Improvements”), and any personal property owned by Assignor and located on or in the Real Property or Improvements (“Personal Property”), which Real Property, Improvements and Personal Property are collectively referred to as the “Property”:

1. To the extent assignable at no material cost to Seller, any unexpired warranties in connection with the construction, installation, maintenance and repair of the Improvements and purchase of the Personal Property.

2. To the extent assignable at no material cost to Seller, any management agreement, service or supply contracts, broker agreements for tenant leases, equipment leases and any other agreements with independent contractors relating to the management, operation and maintenance of the Improvements and Personal Property.

3. To the extent assignable at no material cost to Seller, any rights of Assignor in and to all zoning and development entitlements, permits, licenses, approvals and authorizations granted in connection with the Real Property, and all plans, specifications, drawings, surveys and reports relating to the Property and Improvements to the extent that Assignor has the right and ability to convey such rights.

4. To the extent assignable at no material cost to Seller, any rights of Assignor in any owners association in connection with the Property.

Assignee hereby accepts the above assignments and assumes all obligations and liabilities arising out of or relating to any of the above, accruing on and after the date hereof, and Assignee shall indemnify and hold Assignor harmless from and against any and all liabilities and obligations arising out of or relating to any of the above, accruing on and after the date hereof.

Notwithstanding anything to the contrary set forth herein, this instrument does not transfer, convey or assign any right, title, or interest of Assignor in and to that certain Declaration of Easements, Covenants, Conditions and Restrictions for Cureton Town Center as recorded in Book 4356 at page 530 in the Union County, North Carolina Registry (as may be or may have been amended or supplemented from time to time, the “Declaration”), including, without limitation, any right, title, or interest of Assignor as “Declarant” under the Declaration.

The property conveyed hereby is being conveyed without any warranty whatsoever by Assignor. Further, Assignor makes no representation or warranty with respect to the assignability of any of the items assigned hereby, nor shall Assignor be deemed in any event to be a warrantor, guarantor, or surety for the obligations of any maker of any warranties or guaranties assigned hereunder. The assignment of the property conveyed hereby from Assignor to Assignee shall be without recourse to Assignor.

“ASSIGNOR”

[ ]

By:
Name:
Title:

“ASSIGNEE”

[ ]

By:
Name:
Title:

EXHIBIT G

DUE DILIGENCE MATERIALS

1.	Income Statements – YTD and 5 year historical (by Quarter)
2.	Real Estate Property Tax Bills and Appeals – 3 year historical
3.	CAM, Real Estate Property Tax and Insurance Reconciliations – 3 year historical
4.	Schedule of Security Deposits and Prepaid Rents
5.	Vendor Contact List and Vendor Contracts (e.g., landscaping, sweeping, snow, trash, etc.)
6.	Copies of miscellaneous bills and invoices for prior 12 months (e.g., electric, water, phone, landscape, sweeping, etc.)
7.	Schedule of utility meters and required deposits (gas, electric, telephone, water, etc.)
8.	Leases, Amendments, Assignments, Addendums, Commencement Date Letters and Letter Agreements
9.	Rent Roll – Prior Year and Current Year (by Quarter)
10.	Tenant Sales Information – YTD and 5 year historical
11.	Tenant Delinquency Report – Current and previous 3 calendar years
12.	Tenant Certificates of Occupancy
13.	Site Plan
14.	Owner’s Title Policy and recorded title documents
15.	Environmental Reports and Environmental Correspondence
16.	ALTA as-built survey

EXHIBIT H

ESTOPPEL FORM

*** Shopping Center

TENANT ESTOPPEL CERTIFICATE

To:	The Phillips Edison Group LLC, *** Station LLC, its successors and assigns (“Purchaser”) A Lending Institution, not yet identified, which may finance the Project, its successors and assigns (“Lender”)

Re:	Lease Pertaining to *** Shopping Center (the “Project”)

Date:                          , 20

Ladies and Gentlemen:

The undersigned, as tenant (“Tenant”), hereby states and declares as follows:

1.	Tenant is the lessee under that certain lease (the “Lease”) pertaining to the Project which is dated ***.

2.	The name of the current Landlord is: .

3.	The Lease is for the following portion of the Project: Unit *** consisting of approximately *** square feet (the “Demised Premises”).

4.	The Lease has not been modified or amended except by the following documents (if none, so state): ***.

5.	The initial term of the Lease commenced on *** and shall expire on ***, unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state): Tenant has *** (***) options to extend the Lease for *** (***) terms of *** (***) years each.

6.	The Lease, as it may have been modified or amended, contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, and is in full force and effect.

7.	As of the date hereof, Tenant is occupying the Demised Premises and is paying rent on a current basis under the Lease.

a.	The minimum monthly or base rent currently being paid by Tenant for the Demised Premises pursuant to the terms of the Lease is $*** per month.

b.	Percentage rent (“Percentage Rent”), if any, due under the Lease has been paid through and the amount of Percentage Rent for the last period paid was $ .

c.	Common area maintenance, taxes, insurance and other charges (the “Reimbursables”), if any, due under the Lease have been paid through .

8.	Tenant has accepted possession of the Demised Premises, and all items of an executory nature relating thereto to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant under the Lease, except as follows (if none, so state):

9.	The Demised Premises shall be expanded by the addition of the following space on the dates hereinafter indicated (if none, so state):

10.	No default or event that with the passage of time or notice would constitute a default (hereinafter collectively a “Default”) on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

11.	To the best of Tenant’s knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

12.	Tenant has no option or right to purchase all or any part of the Project.

13.	Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Premises, or any part thereof, except as follows:

14.	Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): ***. (fill in Guarantor’s name if there is one. Otherwise insert a blank line)

15.	No rentals are accrued and unpaid under the Lease, except for Percentage Rent, if any, or Reimbursables, if any, which are not yet due and payable.

16.	No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $*** which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

17.	To the best of Tenant’s knowledge, Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

18.

Tenant understands and acknowledges that Lender is may make a loan to Purchaser and receive as part of the security for such loan (i) a Mortgage encumbering Purchaser’s fee interest in the Project and the rents, issues and profits of the Lease (the “Security Instrument”), and (ii) an Assignment of Leases and Rents (“Assignment of Leases”) which affects the Lease, and that Lender (and persons or entities to whom the Security Instrument and/or Assignment of Leases may subsequently be assigned) will be relying upon the representations and warranties contained herein in making such loan. Further, Tenant has received notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to Lender as security for the aforesaid loan secured by the Security Instrument. In the event that Lender (or any person or entity to whom the Security Instrument and/or Assignment of Leases may subsequently be assigned) notifies Tenant of a default under the Security Instrument or Assignment of Leases and demand that Tenant pay its rent and all other sums due under the Lease to Lender (or such future lender), Tenant shall honor such demand without inquiry and pay its rent and all other sums due under the Lease directly to Lender (or such future lender) or as otherwise required pursuant to such notice and shall not thereby incur any obligation or liability to Purchaser.

19.	Tenant understands and acknowledges that this certificate is being given to Purchaser in connection with Purchaser’s due diligence with respect to its anticipated acquisition of the Project and that, in connection therewith, Purchaser will be relying on the representations and warranties contained herein and Purchaser shall have the right to rely on the same.

20.	Tenant understands that this certificate may be given to Lender as part of the future financing of the Project and that this certificate may be relied upon by Lender and its successors and assigns.

21.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

22.	Tenant’s current address for notice purposes is as follows (Post Office Boxes or Store Addresses are Not Acceptable):

Telephone:	Facsimile:

23.	In event that the information provided in paragraph 22 represents a change to the legal notice address information that Tenant has previously provided to Landlord pursuant to the terms of the Lease, then Tenant’s legal address shall be deemed officially modified to reflect the legal notice address information contained herein despite the fact that such change was not made in strict accordance with terms of the Lease and the requirements therein for changing such address information.

24.	This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.

Very truly yours,

TENANT:
***,
a

By
Name:
Its:

Purchaser, as successor landlord under the Lease upon its acquisition of the Project and mortgagor or grantor under the Security Instrument upon such acquisition, hereby acknowledges and agrees for itself and its heirs, successors and assigns, that in the event of a default under the Security Instrument and/or Assignment of Leases, Tenant may pay all rent and all other sums due under the Lease to Lender or to such person or entity to whom Lender (or subsequent holder of the Security Instrument) may assign the Security Instrument or as directed by them, without incurring any obligation or liability to Purchaser as provided in this Tenant Estoppel Certificate, the Security Instrument or any other document signed by Landlord.

PURCHASER:

*** STATION ***
a Delaware ***

By:
Robert Myers, Vice President